Exhibit 2.1
EXECUTION COPY

ASSET PURCHASE AGREEMENT

This AGREEMENT (the “Agreement”) is dated as of December 23, 2005 by and among JupiterImages Corporation, an Arizona corporation (“Buyer”), VA Software Corporation, a Delaware corporation (“Parent”), and Animation Factory, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Seller”).

WITNESSETH:

WHEREAS, Buyer desires to acquire, and Parent and Seller desire to sell, all of the assets, properties and rights of Seller and Parent, as the case may be, relating to Seller’s business, which provides royalty-free, three-dimensional clipart, animated graphics, video backgrounds, Microsoft PowerPoint templates, and e-mail and Web page backgrounds (the “Content”) for business and personal use directly and through affiliates on the Web site located at animationfactory.com and its affiliated Media Builder Network Web site, which provides free on-line graphics tools and is located at mediabuilder.com (animationfactory.com and mediabuilder.com hereafter collectively, the “Web site”) (the Web site, the Content and all of the foregoing, hereafter collectively, the “Business”), upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and Seller to sell all of the Purchased Assets to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01  Definitions.

The following terms, as used herein, have the following meanings:

“Acquisition” is defined in the first recital of the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Allocation Statement” is defined in Section 2.06(b) of this Agreement.

“Ancillary Agreements” is defined in Section 7.01 of this Agreement.

“Apportioned Obligations” is defined in Section 5.07(b) of this Agreement.

“Assignment and Assumption Agreement and Bill of Sale” means that certain Assignment and Assumption Agreement and Bill of Sale among Parent, Seller and Buyer in substantially the form attached hereto as Exhibit A.

“Assumed Contracts” means all contracts, agreements, leases, licenses, commitments, sales, purchase orders and other instruments listed on Schedule 2.01.

“Assumed Liabilities” is defined in Section 2.03 of this Agreement.

“Balance Sheet” is defined in Section 3.17 of this Agreement.

“Basket” is defined in Section 8.03(c) of this Agreement.

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers’ compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

“Business” is defined in the first recital of the preamble to this Agreement.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Indemnified Parties” is defined in Section 8.02(a) of this Agreement.

“Cap” is defined in Section 8.03(c) of this Agreement.

“Cash Purchase Price” is defined in Section 2.06 of this Agreement.

“Change of Control” means either: (i) the acquisition of Parent by another entity by means of any transaction or series of related transactions (including, without limitation, any purchase of stock, reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of Parent), unless Parent’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by Parent of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of Parent.

“Closing” is defined in Section 2.07 of this Agreement.

“Closing Date” means the date of the Closing.

“COBRA” is defined in Section 2.04 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement between Buyer and Parent, dated September 26, 2005.

“Content” is defined in the first recital of the preamble to this Agreement.

“Contracts” means all material contracts, agreements, leases, licenses, commitments, sales, purchase orders and other instruments primarily related to the Business or necessary for the operation of the Business as currently conducted by Parent and Seller or the ownership of the Purchased Assets.

“Copyright” is defined in Section 3.14(j) of this Agreement.

“Copyright Assignment Agreement” means that certain Copyright Assignment Agreement among Parent, Buyer and Seller in substantially the form attached hereto as Exhibit B.

“Domain Name Assignment Agreement” means that certain Copyright Assignment Agreement among Parent, Buyer and Seller in substantially the form attached hereto as Exhibit C.

“Employee Plan” means each “employee benefit plan” of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by either Seller or any of its ERISA Affiliates, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Parent, Seller and the Escrow Agent, dated as of the date hereof, in substantially the form attached hereto as Exhibit D.

“Escrow Amount” is defined in Section 2.06 of this Agreement.

“Excluded Assets” is defined in Section 2.02 of this Agreement.

“Excluded Liabilities” is defined in Section 2.04 of this Agreement.

“Financial Statements” is defined in Section 3.17 of this Agreement.

“GAAP” is defined in Section 3.17 of this Agreement.

“Indemnified Person” is defined in Section 8.03 of this Agreement.

“Indemnifying Person” is defined in Section 8.03 of this Agreement.

“Intellectual Property” shall mean: (i) trademarks and service marks, logos, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company's Web sites; (vii) all rights under agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Intellectual Property Agreements” means the Copyright Assignment Agreement, the Domain Name Assignment Agreement and the Trademark Assignment Agreement.

“Knowledge” means the knowledge of Ali Jenab, Kathleen R. McElwee, Jim Maloney and Art Holden.

“Lien” means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Listed Intellectual Property” is defined in Section 3.14(b) of this Agreement.

“Losses” is defined in Section 8.02 of this Agreement.

“Material Adverse Effect” means any change in or effect on the Business or the Purchased Assets that, individually or in the aggregate (taking into account all other such changes or effects), is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business or the Purchased Assets taken as a whole, in any such case, other than (i) effects resulting from adverse changes in the U.S. and applicable foreign economies generally and adverse changes in the industry in which Seller conducts the Business; (ii) effects resulting from the announcement or pendency of the transactions contemplated hereby; (iii) effects resulting from acts of war, terrorism, or other force majeure; (iv) effects resulting from Seller’s or Parent’s compliance with this Agreement (whether through affirmative acts or acts of omission); (v) changes in Parent’s stock price; (vi) Parent’s failure to meet published analyst’s expectations, estimates or projections, or Parent’s own internal financial expectations, estimates or projections; or (vii) stockholder litigation relating to the transactions contemplated hereby; provided, however, that with respect to (i) and (iii) such effects do not adversely affect the Business or the Purchased Assets, individually or in the aggregate, in a disproportionate manner relative to other persons or entities engaged in businesses similar to those of the Business.

“Noncompetition Period” is defined in Section 5.05 of this Agreement.

“Parent” is defined in the preamble to this Agreement.

“Permits” is defined in Section 3.11 of this Agreement.

“Permitted Liens” is defined in Section 3.06 of this Agreement.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” is defined in Section 5.06(b) of this Agreement.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Purchase Price” is defined in Section 2.06 of this Agreement.

“Purchased Assets” means those assets, properties and rights defined in Section 2.01 of this Agreement.

“Representatives” means Parent’s, Seller’s or Buyer’s respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

“Required Consent” is defined in Section 3.04 of this Agreement.

“Seller” is defined in preamble to this Agreement.

“Seller Indemnified Parties” is defined in Section 8.02(b) of this Agreement.

“Seller Intellectual Property” is defined in Section 3.14 of this Agreement.

“Software Programs” is defined in Section 3.14 of this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax.

“Trademark” is defined in Section 3.14(i) of this Agreement.

“Trademark Assignment Agreement” means that certain Trademark Assignment Agreement among Parent, Buyer and Seller in substantially the form attached hereto as Exhibit E.

“Transition Services Agreement” means that certain Transition Services Agreement among Parent, Buyer and Seller in substantially the form attached hereto as Exhibit F.

“Transferred Employees” is defined in Section 6.01 of this Agreement.

“Transfer Taxes” is defined in Section 5.06(c) of this Agreement.

“Web site” is defined in the first recital of the preamble to this Agreement.

ARTICLE II

PURCHASE AND SALE

2.01  Purchase and Sale. On the terms and subject to the conditions of this Agreement, Seller and Parent, as the case may be, shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller and Parent, as the case may be, on the Closing Date, any and all right, title and interest of Seller or Parent, as the case may be, in and to any and all of the tangible and intangible assets of the Business (other than the Excluded Assets (as defined below)), including, without limitation, (a) the Intellectual Property, Content, Assumed Contracts and the Web site and (b) any images, customer lists, subscriber lists, prospect lists, e-mail lists, accounts receivable, traffic statistics and reports related primarily to the Business as of the Closing, including, without limitation, such items set forth on Schedule 2.01 (“Purchased Assets”), wherever such Purchased Assets may be located.

2.02  Excluded Assets. Buyer expressly understands and agrees that all assets, properties and rights of Seller or Parent not related primarily to the Business, including, but not limited to, those assets, properties and rights of Seller or Parent set forth on Schedule 2.02 (the “Excluded Assets”) shall be excluded from the Purchased Assets, including, without limitation, the following (to the extent not related primarily to the Business):

(i)  all cash and cash equivalents (including all bank accounts), marketable securities and prepaid expenses;

(ii)  all intercompany receivables, if any;

(iii)  all corporate records (including minute books and stock ledgers), tax returns and financial records except to the extent related to the Business or Purchased Assets;

(iv)  any Permits which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

(v)  all insurance policies;

(vi)  any refunds, credits, prepayments or overpayments with respect to Taxes paid or accrued by Seller or Parent; and

(vii)  all assets of any Employee Plans and Benefit Arrangements.

2.03  Assumption of Liabilities. On the Closing Date, Buyer shall assume and agree to perform all the obligations of Seller or Parent, as the case may be, pursuant to the Assumed Contracts (other than liabilities or obligations attributable to any failure by Seller or Parent to comply with the terms thereof) or arising from the operation of the Business after the Closing (except for any Excluded Liabilities), including, without limitation, the deferred subscription liability set forth on Schedule 2.03, but only to the extent such obligations pursuant to the Assumed Contracts relate to periods after the Closing Date (the “Assumed Liabilities”).

2.04  Excluded Liabilities. Buyer shall not assume any liabilities, other than the Assumed Liabilities including, without limitation, the following:

(i)  any obligation or liability for Tax of Parent or Seller or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, including any Taxes arising from the operation of the Business or ownership of Purchased Assets on or prior to the Closing Date; provided, however that Apportioned Obligations shall be paid in the manner set forth in Section 5.06;

(ii)  any liabilities or obligations under any Employee Plans or Benefit Arrangements including, without limitation, bonus and accrued vacation for the Transferred Employees;

(iii)  any liabilities arising prior to the Closing Date under Assumed Contracts included in the Purchased Assets except the deferred subscription liability set forth on Schedule 2.03, which shall be an Assumed Liability;

(iv)  any liabilities or obligations for continued health care coverage for any employees or other qualified beneficiaries under Code Section 4980B (“COBRA”) who have a qualifying COBRA event on or prior to the Closing Date;

(v)  any liability or obligation relating to any action, suit, arbitration, investigation or proceeding pending against the Business or with respect to the Purchased Assets on or prior to the Closing Date; and

(vi)  any liability or obligation relating to an Excluded Asset.

(collectively, the “Excluded Assets”)

2.05  Assignment of Assumed Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Parent or Seller thereunder. Parent and Seller will use their commercially reasonable efforts (but without any payment of money by Parent, Seller or Buyer) to obtain the consent of the other parties to the assignment of any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would materially and adversely affect the rights of Buyer thereunder so that Buyer would not in fact receive all such rights, Parent, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including, without limitation, subcontracting, sub-licensing, or subleasing to Buyer, or under which Parent or Seller would enforce for the benefit of Buyer, with Buyer assuming either Parent’s or Seller’s obligations, any and all rights of Parent or Seller against a third party thereto. Parent or Seller, as the case may be, will promptly pay to Buyer when received all monies received by Parent or Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Notwithstanding the foregoing, to the extent that such rights and benefits have not been provided to Buyer by alternate arrangements satisfactory to Buyer, in its sole discretion, Buyer, Parent and Seller shall negotiate in good faith for a downward adjustment to the Purchase Price paid by Buyer for the Purchased Assets.

2.06  Purchase Price; Allocation of Purchase Price.

(a)  The purchase price for the Purchased Assets (the “Purchase Price”) shall be nine million three hundred and fifty thousand dollars ($9,350,000) (“Cash Purchase Price”) and the assumption of the Assumed Liabilities. The Cash Purchase Price shall be paid as follows: (i) eight million four hundred and fifteen thousand dollars ($8,415,000) upon Closing; and (ii) nine hundred and thirty-five thousand ($935,000) (“Escrow Amount”) shall be paid to the Escrow Agent on Closing and held in escrow in accordance with the Escrow Agreement.

(b)  As soon as practicable after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”), allocating the Purchase Price (less those Assumed Liabilities not required to be taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code. If within ten days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within twenty days. In the event that Buyer and Seller are unable to resolve such dispute within twenty days, Buyer and Seller shall jointly retain a nationally recognized accounting firm (the “Accounting Referee”) to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

(c)  Seller and Buyer agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).

2.07  Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer, 23 Old Kings Highway South, Darien, CT 06820 on the date hereof (the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller hereby jointly, and severally, represent and warrant to Buyer, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of Seller’s disclosure schedules or in any other section or subsection of Seller’s disclosure schedules if it is reasonably apparent that such disclosure applies, that as of the date hereof:

3.01  Organization and Qualification. Each of Parent and Seller has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

3.02  Corporate Authorization. The execution, delivery and performance by Parent or Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Parent and Seller of the transactions contemplated hereby and thereby are within Parent’s or Seller’s respective corporate powers and have been duly authorized by all necessary corporate action on the part of Seller or Parent, as the case may be. This Agreement and each of the Ancillary Agreements to which either Parent or Seller is a party have been duly executed and delivered by Parent or Seller, as the case may be, and constitute valid and binding agreements of Seller and Parent, as the case may be, enforceable against Seller or Parent, as the case may be, in accordance with their respective terms.

3.03  Non-Contravention. The execution, delivery and performance by Parent or Seller of this Agreement and each of the Ancillary Agreements to which Seller or Parent is a party do not and will not: (i) contravene or conflict with the corporate charter or bylaws of Parent or Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Parent, Seller, the Business or the Purchased Assets; or (iii) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

3.04  Required Consents. Schedule 3.04 sets forth each Assumed Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a “Required Consent”).

3.05  Absence of Certain Changes. Since July 31, 2005, Seller and Parent have conducted the Business in the ordinary course consistent with past practices, and, except as set forth on Schedule 3.05 hereto:

(a)  neither Parent nor Seller has entered into any material transaction or incurred any material liability or obligation with respect to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practice; and

(b)  there has not been any material adverse change in the Purchased Assets or the condition (financial or otherwise) of the Business.

3.06  Personal Property.

(a)  As of the date hereof, the Purchased Assets include, but are not limited to, all of the personal property used primarily in the Business, including, without limitation, any machinery, equipment, furniture, inventory, servers, computers, software, spare and replacement parts, trade fixtures and fixed assets.

(b)  As of the date hereof, the equipment included in the Purchased Assets has no material defects, is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is suitable for its present uses in connection with the Business.

(c)  No Purchased Asset is subject to any Lien, except for the following (collectively, the “Permitted Liens”):

(i)  liens for Taxes not yet due and payable or being contested in good faith;

(ii)  liens for inchoate mechanics’ and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business; or

(iii)  liens and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto.

3.07  Sufficiency of Purchased Assets; Operation of Business. The Purchased Assets, together with the rights provided under the Ancillary Agreements, constitute, and on the Closing Date will constitute, all of the assets, properties and rights necessary, and are sufficient, to conduct the Business in all material respects as currently conducted by Seller or Parent.

3.08  Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in (to the extent not owned by Parent or Seller prior to the Closing Date), each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

3.09  Litigation. There is no action, suit, arbitration, investigation or proceeding pending against or, to Seller’s or Parent’s Knowledge, threatened against or affecting the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official.

3.10  Contracts.

(a)  Except for the Contracts disclosed in Schedule 3.10, neither Parent nor Seller is a party to or subject to any of the following Contracts:

(i)  any real property lease;

(ii)  any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Parent or Seller or pursuant to which in the last year Parent or Seller paid in the aggregate $15,000 or more;

(iii)  any sales, distribution or other similar agreement providing for the sale by Parent or Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Parent or Seller of, or pursuant to which in the last year either Parent or Seller or any Affiliate thereof received in the aggregate, $15,000 or more;

(iv)  any partnership, joint venture or other similar contract arrangement or agreement;

(v)  any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset) entered into other than in the ordinary course of business consistent with past practices;

(vi)  any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Parent or Seller;

(vii)  any agency, dealer, sales representative or other similar agreement;

(viii)  any agreement, contract or commitment that substantially limits the freedom of Parent or Seller to compete in any line of business including, without limitation, the Business, or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

(ix)  any image production, work for hire or similar image or content production agreement; or

(x)  any other contract not made in the ordinary course of business consistent with past practice which is material to the Business and relates primarily to the Purchased Assets.

(b)  Each Contract required to be disclosed pursuant to Section 3.10 is a valid and binding agreement of Seller or Parent, as the case may be, and is in full force and effect, and neither Seller nor Parent, nor to the Knowledge of Seller or Parent, is any other party thereto in default in any material respect under the terms of any such Contract, nor, to the Knowledge of Seller or Parent, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder.

3.11  Licenses and Permits. Seller possesses all material permits, licenses and approvals necessary or used primarily in order to carry on the Business or own the Purchased Assets (the “Permits”). Schedule 3.11 hereto sets forth all Permits. Except as set forth on Schedule 3.11 hereto, Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the Knowledge of Seller and Parent, threatened, to revoke, suspend, cancel or modify any Permit and all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority.

3.12  Compliance with Laws. Seller is not in violation in any respect of any material applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by Parent or Seller or any of their respective officers or directors alleging any such violation.

3.13  Receivables. All accounts, notes receivable and other receivables included in the Purchased Assets are, and all accounts and notes receivable arising from or otherwise relating to the Business on or prior to the Closing Date arose in the ordinary course of business consistent with past practice.

3.14  Proprietary Rights.

(a)  As of the date hereof, the Purchased Assets include all Intellectual Property used primarily in the Business (the “Seller Intellectual Property”), which includes Intellectual Property owned by Seller or Parent, and Intellectual Property licensed by Seller or Parent pursuant to a valid and enforceable license or other agreement (the “Licensed Intellectual Property”). Seller or Parent, as the case may be, possesses all right, title and interest in the Seller Intellectual Property necessary to carry out Seller’s current activities, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display publicly and perform publicly, license, rent and lease and, except with respect to the Licensed Intellectual Property, assign and sell, the Seller Intellectual Property.

(b)  Schedule 3.14(b) hereto contains a complete and correct list of all applications, patents or registrations included within the Seller Intellectual Property, including the applicable jurisdiction, filing date, application, patent or registration number and current status of each (collectively, the “Listed Intellectual Property”). All of the Listed Intellectual Property is valid and subsisting, remains in good standing, with all fees and filings paid as of the date hereof, and free and clear of Liens.

(c)  To the Knowledge of Seller and Parent, except as set forth on Schedule 3.14(c) hereto, there is no violation by others of any right of Seller with respect to any Seller Intellectual Property. No proceedings have been instituted or are pending or, to the Knowledge of Seller and Parent, threatened, alleging any such violation by others of any right of Seller with respect to any Seller Intellectual Property.

(d)  Each license or other agreement involving the Licensed Intellectual Property to which Seller or Parent is a party (each, a “License Agreement”) is listed in Schedule 3.14(d), along with an identification of the parties, date, term and subject matter of each License Agreement.

(e)  Schedule 3.14(e) contains a true and complete list of all software programs owned or used by Seller, other than software programs which are readily commercially available or for which substitutes are available from more than one source (the “Software Programs”). Seller or Parent owns full and unencumbered right and good and marketable title to such Software Programs that it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Seller or Parent, as the case may be, has full and unrestricted rights to use and assign to Buyer the Software Programs that it licenses, pursuant to license agreements listed in Schedule 3.14(d).

(f)  Except as set forth on Schedule 3.14(f), no present or former employee or officer of Seller or Parent, nor any Affiliate or agent or outside contractor of Seller or Parent holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property.

(g)  Except as set forth on Schedule 3.14(g), other than with respect to copyrightable works Seller hereby represents that it owns as “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976, Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Seller Intellectual Property, as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in such Seller Intellectual Property, and written assignments to Seller of all rights with respect thereto. No officer or employee of Seller is subject to any currently effective agreement with any third party that requires such officer or employee to assign any interest in inventions or other Intellectual Property or to keep confidential any trade secrets, proprietary data, customer lists or other business information or that restricts such officer or employee from engaging in competitive activities or solicitation or customers.

(h)  (i) to the Knowledge of Seller and Parent, no employee, independent contractor or agent of Seller or Parent has appropriated any Seller Intellectual Property to the detriment of Seller or misappropriated any trade secrets or other confidential information of any third party in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller; and (ii) Seller has taken commercially reasonable steps to protect the Seller Intellectual Property.

(i)  To the Knowledge of Seller and Parent, Seller’s transmission, reproduction, use, display or modification of the Purchased Assets or other practices relating to the use of the Purchased Assets do not infringe or violate any Intellectual Property or other proprietary right of any third party and no claim relating to such infringement or violation is pending or, to the Knowledge of Seller and Parent, threatened.

(j)  Except as set forth in Schedule 3.14(j), neither Seller nor Parent owes or will owe any royalties or other payment to third parties in respect of the Seller Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

(k)  The trademarks transferred pursuant to the Trademark Assignment Agreement (“the Trademarks”) constitute all rights in trademarks, including registrations or applications thereto used currently and primarily in the Business.

(l)  The copyrights transferred pursuant to the Copyright Assignment Agreement (“the Copyrights”) constitute all rights in copyright, including registrations or applications thereto, and all underlying goodwill, used currently and primarily in the Business.

3.15  Employees; Labor Matters.

(a)  Schedule 3.15(a) sets forth a true and complete list of the names, titles, annual salaries and dates of hire of all employees of Parent or Seller primarily engaged in the Business (collectively, such employees are referred to herein as the “Employees” or individually as an “Employee”).

(b)  Schedule 3.15(b) sets forth a true and complete copy or description of each material Employee Plan and Benefit Arrangement that covers any Employee and has previously been made available or furnished to Buyer.

(c)  Except as set forth on Schedule 3.15(c), (i) neither Parent nor Seller is a party to any union or collective bargaining agreements covering any of the Employees, (ii) to the Knowledge of Parent and Seller, there are no activities or proceedings of any labor union to organize any of the Employees, and (iii) neither Parent nor Seller has any employment agreements with any of the Employees. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to the Employees, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d)  Except as set forth on Schedule 3.15(d), the consummation of the transactions contemplated by this Agreement shall not entitle any Employee or former employee of Parent or Seller who was primarily engaged in the Business, to severance benefits, bonuses or other payment from Buyer.

(e)  None of Parent, Seller or any Affiliate thereof has incurred any material liability pursuant to Title IV of ERISA, any material obligation or liability (contingent or otherwise) under Title IV of ERISA or Section 412 of the Code, and no facts exist which could reasonable form a basis for such material obligation or liability. No Employee Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA, nor has Parent, Seller or any Affiliate thereof at any time contributed to or been obligated to contribute to any “multiemployer plan.”

3.16  Finder’s Fees. Except for Updata Capital, Inc. (whose fees shall be paid solely by Parent or Seller), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or Parent who might be entitled to any fee or commission from Seller or Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

3.17  Financial Statements. The unaudited balance sheet of the Seller at July 31, 2004 and 2005 and the unaudited balance sheet of the Seller at October 31, 2005 (collectively, the “Balance Sheets”) and related statements of income, retained earnings and cash flow for the periods then ended (collectively, the “Financial Statements”), (i) are included as Schedule 3.17; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”); (iii) present fairly, in all material respects, the financial condition and the results of operations of the Business as of the dates and for the periods indicated thereon; (iv) are, in all material respects, complete, correct, and consistent with the books of account and records of Seller and Parent (except that the Financial Statements do not contain footnotes and other presentation items that may be required by GAAP) and (v) are, in all material respects, consistent with any financial statements filed in connection with or as exhibits to Parent’s filings made pursuant to the Securities Exchange Act of 1934, as amended, or any other public filings required by applicable law.

3.18  Ownership of Seller. The outstanding shares of capital stock of Seller and the holders thereof are as set forth on Schedule 3.18.

3.19  Content. As of the date hereof, except as listed on Schedule 3.19, all of the Content is wholly owned by Seller and consists of quantities as follows: 14,941 three-dimensional clipart, 32,823 animated graphics, 580 video backgrounds, 1,200 Microsoft PowerPoint templates, and 11,118 e-mail and Web page backgrounds.

3.20  Page Views. The Web site had the number of page views for each full calendar month of 2005 completed as of the date hereof as listed on Schedule 3.20, as measured by OSTG, Inc.’s Ad System 2.

3.21  Subscribers. The Web site had the number of opt-in subscribers to its weekly e-mail newsletter for each full calendar month of 2005 completed as of the date hereof as listed on Schedule 3.21, as measured by Seller’s internal tracking procedures.

3.22  Unique Visitors. The Web site received unique visitors for each of the months of September, October and November 2005, respectively, as listed on Schedule 3.22, as measured by OSTG, Inc.’s Ad System 2.

3.23  Member Accounts. As of the date hereof, the Business has the number of member accounts and current paid-up members as each are listed on Schedule 3.23.

3.24  Taxes.

(a)  Seller has timely paid all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise materially adversely affect the Business or would result in Buyer becoming liable or responsible therefore.

(b)  Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefore.

3.25  Affiliate Agreements and Liabilities. Except as set forth on Schedule 3.25:

(a)  there are no written or oral agreements between Parent or Seller, on the one hand, and the Business, on the other hand, including, without limitation, any such agreements relating to the provision of any services by Parent or Seller to the Business, or by the Business to Parent or Seller; and

(b)  after the Closing Date there will be no transactions, agreements, arrangements or indebtedness between the Business and (x) Parent or Seller, (y) any director or officer of Parent or Seller or (z) any member of the immediate family of any individual described in clause (y) of this sentence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each of Seller and Parent, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of Buyer’s disclosure schedules or in any other section or subsection of Buyer’s disclosure schedules if it is reasonably apparent that such disclosure applies, that:

4.01  Organization and Qualification. Buyer has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.02  Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been, or will be in the case of the Ancillary Agreements, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

4.03  Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any material law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer’s business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer’s assets is or may be bound.

4.04  Consent and Approvals. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any governmental authorities as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings the failure of making would not have a Material Adverse Effect on the transactions contemplated hereby.

4.05  Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto agree that:

5.01  Commercially Reasonable Efforts; Further Assurances.

(a)  Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Parent, Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement or the Ancillary Agreements and to vest in Buyer title to the Purchased Assets as provided herein and for Buyer to assume the Assumed Liabilities.

(b)  Seller and Parent hereby constitute and appoint, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Parent and Seller with full power of substitution in the name of Buyer or in the name of Seller or Parent, but for the benefit of Buyer, except as otherwise contemplated hereby, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

(c)  Seller and Parent agree promptly to deliver to Buyer all mail, packages or other communications addressed to Seller or Parent, which are related to the Business and unrelated to other businesses of Seller or Parent. Seller and Parent agree promptly to deliver to Buyer all payments or revenues related to the conduct of the Business after the Closing Date or any payments or revenues otherwise included in the Purchased Assets and relating to the Business or the Purchased Assets, and received directly or indirectly by Seller or Parent other than those exclusively relating to Excluded Assets.

5.02  Certain Filings. Parent, Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

5.03  Confidentiality. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement.

5.04  Nonsolicitation by Seller and Parent. Each of Seller and Parent agree that, for a period of twenty-four (24) months following the Closing Date, neither Seller nor Parent shall independently or together, directly or indirectly, solicit or induce the employment or services of any Transferred Employee, including, without limitation, Jim Maloney or Art Holden; provided, however, that general solicitations or advertisements not specifically targeting Transferred Employees shall not be considered a violation of this Section 5.04.

5.05  Noncompetition by Seller and Parent.

(a)  Seller and Parent agree that, unless such restrictions are otherwise terminated pursuant to the terms hereof, they will not, independently or together, directly or indirectly, anywhere in the world or in any language during and for a period of eighteen (18) months (the “Noncompetition Period”) after the Closing Date, whether as principal, agent, stockholder, consultant, partner, employee, member, or in any other capacity whatsoever, participate in, engage in, or be in any manner associated with the operation, management, development, publishing, marketing, distribution, creation, licensing or sale of any business, product or venture that (i) competes with the Business as it exists on the Closing Date, (ii) publishes, sells or licenses clipart, Web art, video backgrounds, Microsoft PowerPoint presentations, e-mail and web page backgrounds, or (iii) calls on or solicits any of the customers, suppliers or distributors of the Business, or makes known the names and addresses of such customers or any information relating exclusively to the Business or the Purchased Assets. Seller and Parent each agree that a violation of this Section 5.05 will cause irreparable injury to Buyer, and Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Parent and Seller from doing or continuing to do any such violation and any other violations or threatened violations of this Section 5.05. Notwithstanding the foregoing, (i) in the event that Parent is subject to a Change of Control prior to the expiration of the Noncompetition Period the provisions of this Section 5.05 shall terminate upon a Change of Control and (ii) nothing contained herein shall restrict Seller or Parent from making available three-dimensional clipart, animated graphics, video backgrounds, Microsoft PowerPoint templates, e-mail and Web page backgrounds or free on-line graphics tools from third parties pursuant to posting, link or advertisement through one of Parent’s other business segments, with or without charge or subject to open source licenses.

(b)  Each of Seller and Parent acknowledge and agree that the covenants set forth in this Section 5.05 are reasonable and valid in scope and in all other respects. If any of such covenant is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, notwithstanding the first sentence of this paragraph (b), any of the provisions of this Section 5.05 relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction reasonably expected to be enforceable by such court.

5.06  Public Announcements. Buyer, on the one hand, and Parent or Seller, on the other hand, may publish a press release concerning the transactions contemplated hereby provided that it first obtains the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, neither party shall be prevented from complying with the law or securities market regulations with respect to the foregoing.

5.07  Tax Matters.

(a)  Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of at least six years following the Closing Date. On or after the end of such period, each party shall provide the other with at least 10 days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c)  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)  Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.07(b). Upon payment of any such Apportioned Obligation or Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.06(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

5.08  Intellectual Property.

(a)  Following the Closing, except for use pursuant to the Transition Services Agreement, neither Seller nor Parent shall retain or use copies of any of the Content, three-dimensional clipart, animated graphics, video backgrounds, Microsoft PowerPoint templates, and e-mail, Web page backgrounds and, to the extent permitted under law, each of Seller and Parent shall use commercially reasonable efforts to destroy any such materials or Content following the Closing.

(b)  Following the Closing, neither Seller or Parent will use, seek to register, register or authorize others to use, trademarks or domain names confusingly similar to the Trademarks anywhere in the world in breach of Section 5.05 and will not challenge Buyer’s right to use, seek to register or register the Trademarks anywhere in the world.

(c)  Following the Closing, except for use pursuant to the Transition Services Agreement, neither Seller or Parent will use, seek to register, register or authorize others to use, works substantially similar to the works covered by the Copyrights anywhere in the world in breach of Section 5.05 and will not challenge Buyer’s right to use, seek to register or register the Copyrights anywhere in the world.

ARTICLE VI

EMPLOYEE BENEFITS

6.01  Employees and Offers of Employment.

(a)  Effective as of the Closing, Buyer shall have made offers of employment to the employees listed on Schedule 6.01(a) (each such person, upon accepting an offer of employment from Buyer, a “Transferred Employee”). Each such offer shall have included (i) base salary or base wages which is substantially similar as in effect immediately prior to the Closing Date and (ii) employee benefits (other than as set forth in clause (i)) which are substantially similar as those provided to similarly situated employees of Buyer. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Transferred Employee following the Closing Date.

(b)  As of the Closing Date, all Transferred Employees shall cease active participation in all Employee Plans and Benefit Arrangements, except as otherwise permitted under such Employee Plans and Benefit Arrangements. As of the first day following the Closing Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer relating to compensation and employee benefits (each, a “Buyer Plan”) on the same terms as similarly situated employees of Buyers.

(c)  To the extent that any Buyer Plan becomes applicable to any Transferred Employee after the Closing Date, Buyer shall grant, or cause to be granted, to such Transferred Employee credit for such Transferred Employee’s service with the Business (and any predecessor business of the Business) for the purpose of determining eligibility to participate in and nonforfeitability of benefits under such Buyer Plan and for purposes of benefit accrual under any Buyer Plan which provides vacation or severance benefits.

(d)  To the extent that any Buyer Plan that provides medical, dental, health or other, similar benefits becomes applicable to any Transferred Employee after the Closing Date, Buyer shall waive, or cause to be waived, any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent met under the applicable Employee Plan or Benefit Arrangement as of the Closing and, as to the plan year in which the Closing Date occurs, shall provide that any expenses incurred under the applicable Employee Plan or Benefit Arrangement on or before the date such Buyer Plan became applicable to such Transferred Employee or such Transferred Employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the such Buyer Plan.

ARTICLE VII

CLOSING DELIVERIES

7.01 Closing Deliveries. At the Closing:

(a)  Buyer shall deliver to Seller the Cash Purchase Price, by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer on or prior to the Closing Date; provided, however, that Buyer shall deliver the Escrow Amount to the Escrow Agent as directed pursuant to the Escrow Agreement;

(b)  Parent, Seller and Buyer shall enter into the Intellectual Property Agreements, the Assignment and Assumption Agreement and Bill of Sale, the Transition Services Agreement, and the Escrow Agreement (collectively, the “Ancillary Agreements”), and Parent and Seller shall deliver to Buyer the Required Consents and such bills of sale, assignments and other good and sufficient instruments of conveyance and assignment as are expressly required to be delivered hereunder; and

(c)  Seller and Parent shall execute and deliver certificates of their respective secretaries (or person holding similar authority) certifying and attaching a copy of their respective organizational documents, certifying the incumbency and signatures of their respective officers or other representatives executing this Agreement and the Ancillary Agreements on their behalf and certifying and attaching all requisite resolutions or actions of their respective directors, managers, shareholders and members, as applicable and necessary, approving the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.01  Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing (i) until eighteen (18) months after the Closing Date; (ii) in the case of Sections 5.04 (Nonsolicitation) and 5.05 (Noncompetition) for the periods set forth therein; (iii) in the case of Sections 3.01 (Organization and Qualification), 3.02 (Corporate Authorization), 3.24 (Taxes) and 4.02 (Corporate Authorization) until the expiration of the applicable statute of limitations, respectively; (iv) in the case of Section 3.08 (Title to Purchased Assets) until the ten years after the Closing Date; and (vi) in the case of the covenants, agreements, representations and warranties contained in Article VI, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 8.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if written notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.02  Indemnification.

(a)  Seller and Parent, jointly and severally, hereby agree to indemnify the Buyer and its officers, directors, employees, agents and Affiliates (“Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding (collectively, “Losses”) incurred or suffered by any of them arising out of:

(i)  any misrepresentation or breach of any representation and warranty made by Parent or Seller pursuant to this Agreement;

(ii)  any breach of any covenant or agreement made or to be performed by Parent or Seller pursuant to this Agreement;

(iii)  the failure of Parent or Seller to assume full responsibility for any Excluded Liability and failure to pay and discharge when due any Excluded Liability, or any claim or cause of action by any party against such indemnities with respect to the Excluded Liability; and

(iv)  the enforcement by any Buyer Indemnified Party against Parent or Seller of its indemnification rights under this Section 8.02(a), if a court of competent jurisdiction determines, or Parent or Seller acknowledges after the commencement of any such enforcement, that such Buyer Indemnified Party is entitled to the full amount of indemnification initially claimed by such Buyer Indemnified Party.

(b)  Buyer hereby indemnifies Seller and its Affiliates, officers, directors, employees and agents (“Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding incurred or suffered by such parties arising out of:

(i)  any misrepresentation or breach of any representation and warranty made by Buyer pursuant to this Agreement;

(ii)  any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement;

(iii)  the failure of Buyer to assume full responsibility for any Assumed Liability and failure to pay and discharge when due any Assumed Liability, or any claim or cause of action by any party against such indemnities with respect to the Assumed Liability; and

(iv)  the enforcement by any Seller Indemnified Party against Buyer of its indemnification rights under this Section 8.02(b), if a court of competent jurisdiction determines, or Buyer acknowledges after the commencement of any such enforcement, that such Seller Indemnified Party is entitled to the full amount of indemnification initially claimed by such Seller Indemnified Party.

(c)  The indemnification obligations of the parties set forth in this Article VIII shall constitute the sole and exclusive remedy of the parties for the recovery of money damages with respect to any and all matters arising out of this Agreement except: (i) with respect to the indemnification obligations arising from Sections 8.02(a)(i) or 8.02(b)(i), in cases of a knowing and intentional breach of a representation or warranty or fraud; and (ii) with respect to the indemnification obligations arising from Sections 8.02(a)(ii) or 8.02(b)(ii), in cases of a knowing and intentional breach of a covenant or agreement or fraud.

8.03  Procedures; Additional Indemnification Provisions; Limitations on Indemnification.

(a)  All claims for indemnification by an Indemnified Person pursuant to this Article VIII shall be made in accordance with the provisions of this Section 8.03.

(b)  A party entitled to indemnification under this Article VIII (the “Indemnified Person”) shall give prompt written notification to the Person obligated to provide such indemnification (the “Indemnifying Person”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Losses” for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

(c)  Neither Seller nor Parent shall have any obligation to indemnify any Buyer Indemnified Party from and against any Losses resulting from the breach of any representations or warranties of Seller or Parent contained in this Agreement: (i) until the Buyer Indemnified Persons, in the aggregate, have suffered aggregate Losses resulting from breaches of representations or warranties of Seller or Parent contained in this Agreement in excess of $75,000 (after which point Seller and Parent will be obligated to indemnify all Buyer Indemnified Persons from the first dollar of Losses) (the “Basket”); or (ii) notwithstanding anything to the contrary contained in this Agreement, to the extent the aggregate amount that Seller and/or Parent have actually indemnified any Buyer Indemnified Persons for Losses resulting from breaches of any representations or warranties of Seller or Parent contained in this Agreement exceeds one million four hundred and two thousand five hundred dollars ($1,402,500) less the amount of any Losses previously recovered by Buyer from Seller or Parent pursuant to the indemnity set forth in this Article VIII with respect to any breach of Section 3.08 (Title to Purchased Assets) (the “Cap”). Notwithstanding anything to the contrary in this Agreement, Seller’s and Parent’s indemnification obligations in respect of Losses resulting from any breach of any representations or warranties of Seller or Parent contained in this Agreement shall not be subject to the Basket or the Cap with respect to any breach of Section 3.08 (Title to Purchased Assets); provided, however, that the maximum amount of Losses that Buyer may recover from Seller or Parent pursuant to this Article VIII with respect to any breach of Section 3.08 (Title to Purchased Assets) shall be equal to the difference between (i) the Purchase Price less (ii) the amount of any Losses previously recovered by Buyer from Seller or Parent pursuant to the indemnity set forth in this Article VIII.

ARTICLE IX

MISCELLANEOUS

9.01  Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Buyer, to:

23 Old Kings Highway South

Darien, CT 06820

Attn: President or General Counsel

Facsimile No.: 203-655-5079

with a copy to:

Willkie Farr & Gallagher LLP
Attn.: Jeffrey R. Poss
787 Seventh Avenue
New York, NY 10019
Telephone No.: (212) 728-8536
Facsimile No.: (212) 728-9536

if to Parent or Seller, to:

VA Software Corporation

47071 Bayside Parkway

Fremont, CA 94538

Attn: Chief Executive Officer

Facsimile No.: (510) 226-8833

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
Attn.: Bret M. DiMarco
           Todd C. Carpenter
650 Page Mill Road
Palo Alto, CA 94304
Telephone No.: (650) 493-9300
Facsimile No.: (650) 493-6811

9.02  Amendments; No Waivers.

(a)  Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Parent and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.03  Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.04  Successors and Assigns. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.05  Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

9.06  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart may be executed by facsimile signature, and such facsimile signature shall be deemed an original. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

9.07  Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto or thereunder.

9.08  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.09  Incorporation of Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

9.10  Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means “including without limitation”; (c) "or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) “$” means the currency of the United States of America.

9.11  Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.12  No Third-Party Beneficiaries. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement shall confer any rights or remedies upon any Person other than the parties hereto and thereto and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JUPITERIMAGES CORPORATION

By:	/s/ Christopher S. Cardell
Name: Christopher S. Cardell
Title: President

VA SOFTWARE CORPORATION

By:	/s/ Ali Jenab
Name: Ali Jenab
Title: President & CEO

ANIMATION FACTORY, INC.

By:	/s/ Ali Jenab
Name: Ali Jenab
Title: President & Director

[Signature Page to Asset Purchase Agreement]